Exhibit 99.1

THIS NEWS RELEASE IS NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES FOR

DISSEMINATION IN THE UNITED STATES

METAWORKS PLATFORMS, INC. COMPLETES DEBT SETTLEMENT

Fairfield, CA, May 1, 2023 – MetaWorks Platforms, Inc. (CSE and OTCQB: MWRK) (the “Company”), an award-winning, full-service Web3 blockchain platform provider, announces that it has completed its previously announced debt settlement and issued 3,720,000 shares of common stock of the Company (each a, “Share”) at a deemed price of US$0.075 per Share in settlement of certain debts in the aggregate amount of US$279,000 owed to various creditors of the Company (the “Debt Settlement”).

None of the securities issued in the Debt Settlement have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This news release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction where such offer, solicitation, or sale would be unlawful.

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (CSE: MWRK and OTCQB: MWRK) is an award-winning full-service blockchain and Web3 development platform that empowers Fortune 5000 brands to create and monetize their metaverse. www.MusicFX.io , is a leading digital community connecting artists to their fan bases through NFTs.

For more information on MetaWorks, please visit us at www.metaworksplatforms.io. For additional investor info, visit www.metaworksplatform.io or www.sedar.com, and www.sec.gov, searching MWRK.

Media Contact

Arian Hopkins

arian.hopkins@metaworksplatforms.io

Company Contact

Scott Gallagher, President

scott@metaworksplatforms.io